Memo	EXHIBIT 99.1

To:	Paul T. Porrini

From:	Eric Singer, Chairman of the Board of Directors

CC:	Robin Steckhahn, Sr. Director of HR

Date:	November 18, 2016

Re:	YuMe, Inc. Promotion

The purpose of this memo is to outline the details of your promotion with YuMe, Inc. ("Company"). Unless specifically listed or modified below, all other aspects of your employment generally with the Company shall remain unchanged.

Position:	Interim CEO

Effective Date:	November 9, 2016

Base Salary:

Your new semi-monthly base salary effective November 9, 2016 will be $18,750.00 ($450,000.00 on an annualized basis).  You will continue to be an exempt employee, paid this base salary, less applicable withholding, on a semi-monthly basis in accordance with our normal payroll procedures.

Bonus:

Your annual bonus rate will be 75% of base salary at target. You will also be eligible for a 2017 discretionary annual cash bonus, subject to the achievement of performance objectives (the “Bonus”). The specific target amount, objectives and structure of the Bonus will be set by the Compensation Committee. The Bonus is subject to the terms and conditions of the Company’s relevant Cash Incentive Plan. You will also be eligible for cash performance awards pursuant to the 2013 Equity Incentive Plan, in installments based upon your achievement of specific metrics and objectives set by the Compensation Committee. You should note that the Company may modify, on a prospective basis, promotion terms, salaries and benefits from time to time as it deems necessary.

For so long as you meet the eligibility requirements of the Company’s Executive Severance Plan, you will continue to be entitled to participate in such plan as it may exist from time to time, a current copy of which is attached hereto. You will also continue to be eligible for other benefits in effect from time to time and generally available to Company executive employees at your level.

Employment at Will, Entire Agreement:

Nothing in this memo constitutes a guarantee of employment or otherwise alters the “at-will” nature of your employment with the Company. This memo constitutes the entire agreement between you and the Company regarding its subject matter, and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, except as otherwise provided herein.

Congratulations, Paul, and thank you for your ongoing contributions to YuMe, Inc.

Please confirm acceptance by signing below.

/s/ Eric Singer
Eric Singer, Chairman of the Board

Accepted:

/s/ Paul T. Porrini	11/18/2016
Paul T. Porrini	Date

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